Exhibit 99.1

ALLENTOWN, Pa., Sept. 11, 2014 - Taminco Corp. (NYSE:TAM) (“Taminco”), the world’s largest producer of alkylamines and alkylamine derivatives, today announced a definitive agreement to be acquired by Eastman Chemical Company (NYSE: EMN) (“Eastman”) for $26.00 per share, for a total transaction value of approximately $2.8 billion in cash. The transaction was approved by the Board of Directors of Taminco (the “Taminco Board”) and the Board of Directors of Eastman.

“We believe this transaction marks the beginning of an exciting new chapter for Taminco, our employees, customers and the communities we serve, while providing immediate value to our shareholders at a premium to our share price,” said Mr. Laurent Lenoir, Chief Executive Officer of Taminco. “The opportunity to be acquired by Eastman will provide us with greater resources to pursue our ongoing long-term strategy of expansion into key markets and leveraging our existing skill set to expand into attractive new product lines.”

The merger agreement includes a 30-day “go-shop” period, during which Taminco, with the assistance of Morgan Stanley, its financial advisor, will actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer alternative proposals. For a 15-day period following the termination of the go-shop period, Taminco will be permitted to continue discussions and enter into or recommend a transaction with any person that submitted a qualifying superior proposal during the 30-day period. There are no guarantees that this process will result in a superior proposal.

Mr. Lenoir said: “The Taminco Board and its advisors believe this transaction will maximize value for all shareholders. Importantly, the go-shop process provides a real opportunity to determine if there are alternatives superior to the present offer from Eastman.”

The transaction is expected to close in the fourth quarter of 2014, subject to receipt of written approval by a majority of Taminco’s shareholders, the receipt of regulatory approvals, the satisfaction of other customary closing conditions and assuming that the go-shop process does not result in an alternative superior proposal. In connection with the receipt of shareholder approval, Eastman has entered into a support agreement with affiliated investment funds of Apollo Global Management, LLC (NYSE: APO) (collectively, “Apollo”), who own a majority of Taminco’s common stock, pursuant to which Apollo has agreed to act by written consent to approve the present offer from Eastman.

Kirkland & Ellis LLP acted as legal advisor to Taminco. Morgan Stanley & Co. LLC acted as financial advisor to Taminco and delivered a fairness opinion. Jones Day acted as legal advisor and Citigroup acted as financial advisor to Eastman.

Taminco is also cancelling its Investor Day, which had been previously scheduled for Monday, September 15, 2014.

Further Information

For further information regarding all terms and conditions contained in the definitive merger agreement, please refer to Taminco’s Current Report on Form 8-K, which will be filed in connection with this transaction.

About Taminco Corporation

Taminco is a global specialty chemical company, with a clear focus on niche markets. Taminco is the world’s leading producer of alkylamines & derivatives and a major producer of formic acid & derivatives, supplying diversified, global end markets. Taminco’s products are used by customers in the manufacture of a diverse array of products for the agriculture, animal nutrition, water treatment, personal & home care and oil & gas end-markets, and its products provide these goods with a variety of ancillary characteristics required for optimal performance. Taminco currently operates in 23 countries with eight production facilities.

About Eastman Chemical Company

Eastman is a global specialty chemical company that produces a broad range of products found in items people use every day. With a portfolio of specialty businesses, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. Its market-driven approaches take advantage of world-class technology platforms and leading positions in attractive end-markets such as transportation, building and construction and consumables. Eastman focuses on creating consistent, superior value for all stakeholders. As a globally diverse company, Eastman serves customers in approximately 100 countries and had 2013 revenues of approximately $9.4 billion. The company is headquartered in Kingsport, Tennessee, USA and employs approximately 14,000 people around the world.

Forward-Looking Statement

Statements herein regarding the proposed transaction between Taminco and Eastman, future financial and operating results, benefits and synergies of the transaction, future opportunities for the companies and any other statements about future expectations and the intent of any parties about future actions constitute “forward-looking statements” as defined in the federal securities laws. Forward-looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. Such statements are based upon current beliefs, expectations and assumptions and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Taminco and Eastman believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Taminco or Eastman or persons acting on Taminco’s or Eastman’s behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and Taminco and Eastman undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Taminco’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2013, which are available at the SEC’s Web site http://www.sec.gov. The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

For further information: Taminco Corporation - Investor Relations Inquiries: investorrelations@taminco.com, 610.366.6925

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